Exhibit 99.1

USG CORPORATION INVESTMENT PLAN
_______________

REPORT ON AUDITED
FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
AS OF DECEMBER 31, 2015 AND 2014
AND FOR THE YEAR ENDED DECEMBER 31, 2015
WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

USG CORPORATION INVESTMENT PLAN
December 31, 2015 and 2014
_______________

TABLE OF CONTENTS

Page(s)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS
Statements of Net Assets Available for Benefits	2
Statement of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4-13
SUPPLEMENTAL SCHEDULE:
I. Schedule of Assets (Held at End of Year)	15

Report of Independent Registered Public Accounting Firm

USG Corporation Investment Plan

We have audited the accompanying statements of net assets available for benefits of USG Corporation Investment Plan (the “Plan”) as of December 31, 2015 and 2014, and the related statement of changes in net assets available for benefits for the year ended December 31, 2015. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets of the Plan as of December 31, 2015 and 2014, and the changes in its net assets for the year ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

The supplemental information in the accompanying schedule of assets held at end of year as of December 31, 2015 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. This supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with Department of Labor’s Rules and Regulations for Reporting under the Employee Retirement Income Security Act of 1974. In our opinion, this supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Plante & Moran, PLLC

Elgin, Illinois
June 20, 2016

USG CORPORATION INVESTMENT PLAN
Statements of Net Assets Available for Benefits
As of December 31, 2015 and 2014

	2015	2014
ASSETS
Participant-directed investments, at fair value	$719,112,595	$741,342,381
Receivables:
Interest and dividends receivable	131,482	159,701
Corporation contributions receivable	60,212	50,385
Employee contributions receivable	331,316	270,323
Notes receivable from participants	21,966,885	28,120,537

Total receivables	22,489,895	28,600,946

Total assets	741,602,490	769,943,327

LIABILITIES
Accrued administrative fees	122,764	240,722

Net assets available for benefits	741,479,726	769,702,605

The accompanying notes are an integral part of these financial statements.

USG CORPORATION INVESTMENT PLAN
Statement of Changes in Net Assets Available for Benefits
For the Year Ended December 31, 2015

2015

Net assets available for benefits, beginning of year	$769,702,605
Add (deduct)

Contributions
Corporation contributions	6,534,820
Employee contributions	40,094,638
46,629,458

Income from investments:
Dividend and interest income	6,938,839
Net depreciation of investments	(12,672,757)
(5,733,918)

Interest income from notes receivable from participants	822,662
Total additions	41,718,202

Benefit payments and participant withdrawals	(69,288,295)
Administrative expenses	(652,786)
Total deductions	(69,941,081)

Net decrease in net assets during the year	(28,222,879)

Net assets available for benefits, end of year	$741,479,726

The accompanying notes are an integral part of these financial statements.

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2015 and 2014

NOTE 1    DESCRIPTION OF THE PLAN

The following description of the USG Corporation Investment Plan (the Plan) provides general information about the Plan’s provisions. USG Corporation (the Corporation) is the plan sponsor. Participants should refer to the plan document and summary plan description for a more complete description of the Plan’s provisions.

General

The USG Corporation Investment Plan was established to enable eligible employees to accumulate their own funds, share in the contributions of their employers, and thereby provide for their future security.

Contributions

The Plan provides, among other things, that participants may contribute up to 75% of their eligible pay to the Plan through payroll deductions on a before-tax and after-tax basis during the year. The amount of distributions to be made upon withdrawal from the Plan is dependent upon the participant's contributions, the Corporation's contributions, and investment earnings.

The Corporation makes a regular 25% matching contribution up to the first 6% of the participants’ eligible pay contributed to the Plan, credited to the participants’ accounts each pay period.

The Plan requires completion of three years of credited service in order to be 100% vested in the Corporation’s contribution. Employees’ contributions are always 100% vested. In addition, the Plan contains provisions under which the entire amount credited to a participant's account is distributable upon a participant's retirement or death.

Investment Options

Participants may elect to have their contributions invested in 1% increments in any fund or combination of funds and to change their contribution rate, suspend or resume their contributions, change their investment allocations, transfer their investments from one fund to another and apply for a loan or hardship withdrawal by contacting the third party administrator through either an automated telephone service or a secured interactive website, via the Internet, on any day. Certain executive officers of the Corporation must pre-clear any transfer in or out of the USG Common Stock Fund with the USG Corporate Secretary.

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2015 and 2014

NOTE 1    DESCRIPTION OF THE PLAN (continued)

Investment Options (continued)

If the trustee is unable to invest any contributions immediately, the funds are temporarily invested in short-term investment funds and any earnings in the fund are credited to the participants' accounts.

Forfeitures

Corporation contribution amounts forfeited by terminated employees are applied as a credit against future Corporation contributions or used to pay administrative expenses and other fees of the Plan. Unallocated forfeiture balances as of December 31, 2015 and 2014 were approximately $548,000 and $422,000, respectively. During 2015, $0 was used to fund Corporation contributions and approximately $158,000 was used to pay various administrative expenses and other fees of the Plan.

Eligibility

New employees are immediately eligible to join the Plan and are automatically enrolled in the Plan. Deductions will generally begin 30-45 days after their date of hire unless the employee elects not to join the Plan.

Plan Administration

The Plan funds were administered under the terms of a trust agreement with Fidelity Management Trust Company. The trust agreement provides, among other things, that the trustee shall keep account of all investments, receipts and disbursements and other transactions and shall provide annually a report setting forth such transactions and the status of the funds at the end of the period. Fidelity is the recordkeeper of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

The Pension and Investment Committee (the Committee) is responsible for the administration of the Plan.

Administrative expenses and other fees of the Plan are shared by the Corporation and the participants.

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2015 and 2014

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting. Contributions to the Plan are made throughout the year and adjustments are made to the financial statements to accrue for the portion of annual contributions unpaid at year-end.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Change in Presentation

The presentation of the stable value common collective trust investment as of December 31, 2014 has been changed to be consistent with the 2015 presentation. The fund is presented using net asset value per unit as a practical expedient for the fair value of the investment without presentation of contract value or the difference between fair value and contract value. This change in presentation resulted from a recent clarification from the Financial Accounting Standards Board, and had no effect on total net assets available for benefits or the change in net assets available for benefits.

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Shares of mutual funds are valued at the net asset value of shares held by the Plan at year end based on quoted market prices. The common stock is valued at its quoted market price. The common collective trusts are valued at net asset value per share (or its equivalent) of the funds, which are based on the fair value of the funds' underlying net assets.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Realized gains or losses on the sale of investments are calculated based upon the historical average cost of the investments. Unrealized appreciation or depreciation of investments of the Plan represents the change between years in the difference between the market value and cost of the investments.

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2015 and 2014

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Payment of Benefits

Benefits are recorded when paid.

Notes Receivable from Participants

Notes receivable from participants are recorded at their unpaid principal balance plus any accrued but unpaid interest. Interest income on notes receivable from participants is recorded when it is earned. Related fees are recorded as administrative expenses and are expensed when they are incurred. No allowance for credit losses has been recorded as of December 31, 2015 or 2014. Notes receivable from participants are written off when deemed uncollectible.

Recent Accounting Pronouncements

During 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) Nos. 2015-07, Disclosures for Investments In Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent) and 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), and Health and Welfare Benefit Plans (Topic 965) - I. Fully Benefit-Responsive Investment Contracts, II. Plan Investment Disclosures, and III. Measurement Date Practical Expedient. ASU No. 2015-07 amended Accounting Standards Codification (ASC) 820, Fair Value Measurements, and removed the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share as a practical expedient. Part II of ASU No. 2015-12 is applicable to the Plan and would modify the investment disclosures under ASC 820 and Topic 962. The disclosure requirements are effective for fiscal years beginning after December 15, 2015, for public entities, and are required to be adopted retrospectively for all comparative periods presented. Management does not expect the adoption of this standard to have a significant impact on the Plan’s financial statements.

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2015 and 2014

NOTE 3    FAIR VALUE MEASUREMENTS

The Plan follows the guidance of Financial Statement Accounting Standards Board (FASB) ASC 820.

ASC 820 establishes a fair value hierarchy prioritizing the valuation of plan assets into three broad categories: Level 1, with greatest emphasis on observable market prices in active markets; Level 2, assets not traded on an active market but for which there are readily observable, either directly or indirectly, pricing inputs; and Level 3, assets with unobservable inputs due to little or no market activity where the reporting entity may make estimates and assumptions related to the pricing and risk.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Plan’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset.

The following table provides information by their ASC 820 level (as defined above) of the fair value of the Plan’s investments as of December 31, 2015:

		Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Investments
Corporation Common Stock	$8,944,199	$8,944,199	$—	$—
Mutual Funds
Money Market	564,118	564,118	—	—
Large Cap Equity	35,638,103	35,638,103	—	—
Large Growth	31,929,723	31,929,723	—	—
Small Cap Equity	23,863,268	23,863,268	—	—
Large Cap Value	32,736,367	32,736,367	—	—
International Equity	13,069,865	13,069,865	—	—
Bond	15,204,753	15,204,753	—	—
Total Mutual Funds	153,006,197	153,006,197	—	—

Common Collective Trusts
Retirement-year Based Investments(a)	519,243,751	—	519,243,751	—
Stable Value(b)	37,918,448	—	37,918,448	—
Total Common Collective Trusts	557,162,199	—	557,162,199	—

Total Investments	$719,112,595	$161,950,396	$557,162,199	$—

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2015 and 2014

NOTE 3      FAIR VALUE MEASUREMENTS (continued)

The following table provides information by their ASC 820 level (as defined above) of the fair value of the Plan’s investments as of December 31, 2014:

		Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Investments
Corporation Common Stock	$11,103,275	$11,103,275	$—	$—
Mutual Funds
Money Market	437,424	437,424	—	—
Large Cap Equity	33,920,453	33,920,453	—	—
Large Growth	24,725,438	24,725,438	—	—
Small Cap Equity	21,650,061	21,650,061	—	—
Large Cap Value	38,887,995	38,887,995	—	—
International Equity	12,356,898	12,356,898	—	—
Bond	15,369,825	15,369,825	—	—
Total Mutual Funds	147,348,094	147,348,094	—	—

Common Collective Trusts
Retirement-year Based Investments(a)	552,193,406	—	552,193,406	—
Stable Value(b)	30,697,606	—	30,697,606	—
Total Common Collective Trusts	582,891,012	—	582,891,012	—

Total Investments	$741,342,381	$158,451,369	$582,891,012	$—

(a) This class represents investments in actively managed common collective trusts with investments in both equity and debt securities. The investments may include common stock, corporate bonds, U.S. and non-U.S. municipal securities, interest rate swaps, options and futures. There were no significant redemption restrictions, redemption notification requirements, or unfunded commitments.

(b) This class represents investments in an actively managed common collective trust with investments that invests primarily in investment contracts, a variety of fixed income investments which may include corporate bonds, both U.S. and non-U.S. municipal securities, and wrapper contracts. The trust has a limitation which delays redemption or withdrawal requests of this investment for either a 12 or 30 month period by the Plan in its entirety. The delay period may be shortened or waived by the trustee in its sole discretion. There is no such limitation on a participant-level basis. There were no significant unfunded commitments.

The valuation methods described in Note 2 may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair value. Furthermore although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2015 and 2014

NOTE 3    FAIR VALUE MEASUREMENTS (continued)

The Plan's policy is to recognize transfers between levels of the fair value hierarchy as of the actual date of the event of change in circumstances that caused the transfer. There were no transfers between levels of the fair value hierarchy during 2015.

The Plan also holds other assets and liabilities not measured at fair value on a recurring basis, including accrued income, other receivables and accrued liabilities and payables. The fair value of these assets and liabilities approximates the carrying amounts in the accompanying financial statements due to the short maturity of the instruments. Under the fair value hierarchy, these financial instruments are valued primarily using level 2 inputs.

NOTE 4    TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service (IRS) dated May 10, 2014, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and therefore the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualified status. The Pension and Investment Committee believes the Plan is being operated in compliance with the applicable requirements of the Code and therefore believes the Plan is qualified and the related trust is tax-exempt. The plan administrator believes the Plan is no longer subject to income tax examinations for years prior to 2012.

NOTE 5	DISTRIBUTION ON TERMINATION OF THE PLAN

In the event of termination of the Plan, the account balances of all affected participants shall become non-forfeitable.

NOTE 6    INVESTMENTS

During 2015, the Plan's investments (including gains and losses on investments bought and sold, as well as assets held during the year) depreciated as follows:

2015
Corporation common stock	$(1,376,523)
Common collective trusts	(3,490,742)
Mutual funds	(7,805,492)
Total depreciation	$(12,672,757)

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2015 and 2014

NOTE 6    INVESTMENTS (continued)

Investments held at December 31, 2015 and 2014 that exceed 5% of end of year net assets are as follows:

	2015	2014
Mutual Fund – At Fair Value
Dodge & Cox Stock Fund	$—	$38,887,995

Common Collective Trusts – At Fair Value
Vanguard Target Retirement 2015 Fund	—	39,966,193
Vanguard Target Retirement 2020 Fund	101,771,375	118,539,583
Vanguard Target Retirement 2025 Fund	136,756,442	144,505,917
Vanguard Target Retirement 2030 Fund	95,151,113	96,055,482
Vanguard Target Retirement 2035 Fund	60,651,968	61,185,027
Vanguard Target Retirement 2040 Fund	40,342,651	39,928,792
T.Rowe Price Stable Value Fund	37,918,448	—

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2015 and 2014

NOTE 7    NOTES RECEIVABLE FROM PARTICIPANTS

Participants are able to obtain notes receivable from the Plan. Under the Plan's provisions, the maximum notes receivable allowable is one half of a participant's eligible vested account balance or $50,000, whichever is less. The minimum notes receivable amount is $1,000. Additional amounts can be taken in $1 increments. A participant must have a vested account balance of at least $2,000 before he or she can apply for a note receivable. The Plan generally restricts the participant to no more than one note receivable outstanding at a time. Most notes receivable can be repaid by the participant over a five-year period, or sooner, in full, with interest at a reasonable rate in effect at the time of requesting the notes receivable. A residential note receivable can be repaid over a period of up to 15 years.

NOTE 8    RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits and changes in net assets available for benefits between the financial statements and the amounts that will be included in the Form 5500:

	2015	2014

Net assets available for benefits per the financial statements	$741,479,726	$769,702,605

Less: Benefits processed but not yet paid	—	(6,365)
Add: Adjustment from fair value to contract value for fully benefit responsive investment contracts	—	452,334

Net assets available for benefits per the Form 5500	$741,479,726	$770,148,574

		2015

Total decrease in net assets per the financial statements		$(28,222,879)

Less: Benefits processed but not yet paid at end of year		—
Add: Benefits processed but not yet paid at beginning of year		6,365
Add: Adjustment from fair value to contract value for fully benefit responsive investment contracts at end of year		—
Add: Adjustment from fair value to contract value for fully benefit responsive investment contracts at beginning of year		(452,334)

Total decrease in net assets per the Form 5500		$(28,668,848)

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2015 and 2014

NOTE 9     RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market volatility and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

NOTE 10     RELATED PARTY TRANSACTIONS

The Plan invests in the common stock of the Corporation. The Plan also invests in the Fidelity Retirement Money Market Short-Term Investment Fund, which is managed by Fidelity Management Trust. These transactions and notes receivable from participants qualify as party-in-interest transactions; however, they are exempt from the prohibited transaction rules under ERISA.

SUPPLEMENTAL SCHEDULE

SCHEDULE I

USG CORPORATION INVESTMENT PLAN
Schedule of Assets (Held at End of Year)
EIN # 36-3329400, Plan # 002
December 31, 2015

	Principal Amount/Number of Shares	Cost**	Fair Value
Common Stock
USG Corporation*	368,199		$8,944,199

Mutual Funds
Fidelity Retirement Money Market Short-Term
Investment Fund*	564,118		564,118
Dodge & Cox Stock Fund	201,120		32,736,367
Vanguard Institutional Index Fund	190,966		35,638,103
American Funds Growth Fund of America	773,304		31,929,723
Vanguard Small Cap Growth Index Fund	697,349		23,863,268
PIMCO Total Return Fund	972,050		9,788,548
Templeton Foreign Fund	388,257		7,396,305
Vanguard Total International Stock Fund	58,527		5,673,560
Vanguard Total Bond Market Fund	509,042		5,416,205
Total Mutual Funds			153,006,197

Common Collective Trusts
Vanguard Retirement Income Fund	224,639		10,075,062
Vanguard Target Retirement 2010 Fund	126,289		5,441,789
Vanguard Target Retirement 2015 Fund	767,188		33,219,219
Vanguard Target Retirement 2020 Fund	2,344,422		101,771,375
Vanguard Target Retirement 2025 Fund	3,197,485		136,756,442
Vanguard Target Retirement 2030 Fund	2,246,249		95,151,113
Vanguard Target Retirement 2035 Fund	1,427,105		60,651,968
Vanguard Target Retirement 2040 Fund	936,242		40,342,651
Vanguard Target Retirement 2045 Fund	498,905		21,427,954
Vanguard Target Retirement 2050 Fund	202,645		8,752,220
Vanguard Target Retirement 2055 Fund	83,854		4,415,745
Vanguard Target Retirement 2060 Fund	44,798		1,238,213
T. Rowe Price Stable Value Fund	37,918,448		37,918,448
Total Common Collective Trusts			557,162,199

Notes Receivable from Participants*
(Interest rates ranging from 2.62% to 14.81%)			21,966,885

Total			$741,079,480

*Parties in interest
**Participant directed. Cost information is not required.